YELLOWCAKE MINING INC. & STRATHMORE MINERALS CORP.

JUNIPER RIDGE PROJECT - OPTION AND JOINT VENTURE AGREEMENT

I N D E X

15.	ELECTION TO PARTICIPATE AND CONTRIBUTIONS TO CONSTRUCTION COSTS 17
16.	CONSTRUCTION PERIOD	19
17.	OPERATOR'S FEE	22
18.	FINANCING OF MINE COSTS	22
19.	OPERATION OF THE MINE	22
20.	DISTRIBUTION IN KIND	24

- ii -

THIS AGREEMENT made the 14th day of March, 2007,

BETWEEN:

Strathmore Minerals Corp., a British Columbia company, with an address at 700 – 1620 Dickenson Avenue, Kelowna, BC V1Y 9Y2

(hereinafter referred to as “OPTIONOR”)

AND:

Yellowcake Mining Inc., a Nevada corporation, with an address at 200 – 8275 South Eastern Avenue, Las Vegas, NV 89123

(hereinafter referred to as “OPTIONEE”)

RECITALS:

A.                         The Optionor is the owner of an undivided 100% interest in the unpatented mining claims and mining leases collectively known as the Juniper Ridge Project, situated in Carbon County, Wyoming, as more particularly described in Appendix I (the “Property”);

B.                          by a Letter of Intent dated January 29, 2007 (the “LOI”), the Optionor agreed to grant an exclusive option to the Optionee to acquire an undivided 80% interest in the Property, upon the terms set out herein; and

C.                         the LOI contemplated that the Parties would enter into this Agreement to replace and encompass the terms of the LOI.

In consideration of the mutual covenants and agreements herein contained and the sum of One Dollar ($1.00) paid by the Optionee to the Optionor (the receipt of which is hereby acknowledged), the Parties hereto agree as follows:

1.	INTERPRETATION
1.1	In this Agreement the following words, phrases and expressions will have the following meanings:
(a)	“Accounting Procedure” means the procedure attached to this Agreement as Appendix III.
(b)	“Affiliate” will have the meaning attributed to it in the Canada Business Corporations Act, as amended.
(c)

“Assets” means all tangible and intangible goods, chattels, improvements or other items including, without limiting generality, land, buildings, and equipment but excluding the Property, acquired for or made to the Property after the Effective

Date, or otherwise attributed to the Property pursuant to this Agreement in connection with the Mining Operations.

(d)

“Completion Date” means the date determined by the Management Committee on which it is demonstrated to the satisfaction of the Management Committee that the preparing and equipping of the Mine is complete and is the date on which commercial production commences.

(e)	“Conoco Files” means the Optionor’s database relating directly or indirectly to potential uranium bearing properties located in the state of Texas.
(f)	“Construction” means every kind of work carried out during the Construction Period by the Operator in accordance with the Feasibility Report and as approved by the Management Committee.
(g)	“Construction Period” means, the date on which one or more Parties elect to contribute its Proportionate Share of Construction Costs, and ending on the Completion Date.
(h)

“Costs” means, except as to Prior Exploration Costs referred to in paragraph 13.6, all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this Agreement and will include all obligations and liabilities incurred or to be incurred with respect to the protection of the environment such as future decommissioning, reclamation and long-term care and monitoring, even if not then due and payable so long as the amounts can be estimated with reasonable accuracy, and whether or not a mine reclamation trust fund has been established. Without limiting generality, the following categories of Costs will have the following meanings:

(i)

“Construction Costs” means those Costs recorded by the Operator during the Construction Period, including, without limitation, permitting costs, development costs, financing costs and the Operator’s fee contemplated in Article 17;

(ii)

“Exploration Costs” means those Costs recorded by the Operator during the Exploration Period, including, without limitation, costs incurred for the Feasibility Report, permitting costs, development costs, and the Operator’s fee contemplated in Article 17;

(iii)	“Mine Costs” includes any Exploration Costs incurred after the Operative Date, and all Construction Costs and Operating Costs; and
(iv)	“Operating Costs” means those Costs recorded by the Operator subsequent to the Completion Date to fund the Mining Operations.
(i)	“Effective Date” means March 15, 2007.

(j)	“Exploration Period” means the period beginning on the Effective Date and ending on the Operational Date.
(k)

“Feasibility Report” means a detailed report, in form and substance sufficient for presentation to arm’s length institutional lenders considering project financing, showing the feasibility of placing any part of the Property into commercial production as a Mine and will include a reasonable assessment of the various categories of ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations and including at least the following:

(i)	a description of that part of the Property to be covered by the proposed Mine;
(ii)	the estimated recoverable reserves of Minerals and the estimated composition and content thereof;
(iii)	the proposed procedure for development, mining and production;
(iv)	results of ore amenability treatment tests (if any);
(v)

the nature and extent of the facilities proposed to be acquired, which may include mill facilities if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study will also include a preliminary design for such mill;

(vi)

the total costs, including capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed Mine, including a schedule of timing of such requirements;

(vii)	all environmental impact studies and costs of implementation;
(viii)	the period in which it is proposed the Property will be brought to commercial production; and
(ix)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations including a cost comparison between purchasing or leasing and renting of facilities and equipment required for the operation of the Property as a Mine.

(l)

“Interest” means an undivided beneficial percentage interest in the Property, the Assets and any Mine, calculated in accordance with this Agreement but does not include the Optionor’s Royalty as set out in Section 9.

(m)	“Joint Venture” will have the meaning attributed to it in paragraph 8.1.
(n)	“Management Committee” means the committee established pursuant to Article 10.
(o)

“Mine” means the workings established and Assets acquired, including, without limiting generality, plant, mill, and concentrator installations, utilities, infrastructure, housing, and other facilities in order to bring the Property into commercial production.

(p)

“Minerals” means any and all ores (and concentrates derived therefrom) and minerals, precious and base, metallic and nonmetallic, in, on or under the Property which may lawfully be explored for, mined and sold.

(q)	“Mining Operations” means every kind of work done by the Operator:
(i)	on or in respect of the Property in accordance with a Program or Operating Plan; or
(ii)

if not provided for in a Program or Operating Plan, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting generality, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling, concentrating, rehabilitation, reclamation, and environmental protection.

(r)	“Operating Plan” means the annual plan of Mining Operations submitted pursuant to paragraph 19.2.
(s)

“Operative Date” means the date upon which the Optionee becomes entitled to be vested in the entire eighty per cent (80%) interest in the Property, and the Parties enter into a Joint Venture pursuant to paragraph 8.1.

(t)	“Operator” means the Party appointed as the Operator in accordance with Article 11.
(u)

“Option Period” means a period of time commencing on the Effective Date and terminating either upon the Operative Date, or such earlier date as this Agreement is terminated prior to the Operative Date, pursuant to Article 5.

(v)	“Participant” means a Party that is contributing to Exploration Costs or Mine Costs, as the case may be.
(w)	“Party” or “Parties” means the Parties to this Agreement and their respective successors and permitted assigns which become Parties pursuant to this Agreement.
(x)

“Prime Rate” means the rate of interest per annum established from time to time by the CitiBank as its reference rate of interest for the determination of interest rates that the CitiBank will charge to customers of varying degrees of credit worthiness in the United States for American Dollar demand loans made by it in the United States and designated by the CitiBank as its “prime rate”.

(y)	“Program” means the work plan and budget of Mining Operations conducted during the Exploration Period and adopted pursuant to paragraph 13.2.
(z)

“Property” means the mineral properties that are subject to this Agreement on or after the Effective Date, any additional mineral properties that become part of the Property pursuant to this Agreement, the Minerals thereon, all information obtained from Mining Operations and those rights and benefits appurtenant to the Property that are acquired for the purpose of conducting Mining Operations. The Property is more specifically identified in Appendix I.

(aa)	“Proportionate Share” means that share which is equal to a Party’s percentage Interest.
(bb)	“Royalty” means the royalty referred to in Section 9 or paragraph 15.5, as calculated in accordance with Appendix II.
(cc)	“Simple Majority” means a decision made by the Management Committee by more than 50% of the votes represented and entitled to be cast at a meeting thereof.
(dd)	“Special Majority” means a decision made by the Management Committee by more than 66.6% percent of the votes represented and entitled to be cast at a meeting thereof.
(ee)	“$” means US Dollars.
1.2	The words “article”, “paragraph”, “subparagraph”, “herein” and “hereunder” refer to this Agreement. The words “this Agreement” include every Schedule or Appendix attached hereto.
1.3	The captions and the emphases of the defined terms have been inserted for convenience and do not define the scope of any provision.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS
2.1	Each Party represents and warrants to the other Parties hereto that:
(a)	it is a company duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;
(b)	it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;
(c)

neither the execution and delivery of this Agreement nor any of the Agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a Party;

(d)

the execution and delivery of this Agreement and the Agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.2	The Optionor represents and warrants to the Optionee that:
(a)	the Optionor is the legal and beneficial holder of a 100% undivided interest in the Property;
(b)	the Property is free and clear of all liens and encumbrances, and is in good standing under the mining laws of the State of Wyoming and the United States of America;
(c)

to the best of the knowledge of the Optionor, all of the mineral claims comprising the Property have been located in accordance with the mining laws of the State of Wyoming and the United States of America, and in accordance with local customs, rules and regulations; and

(d)

there is no litigation, proceeding or investigation pending or threatened against the Optionor with respect to the Property, nor does the Optionor know, or have any grounds to know after due enquiry, of any basis for any litigation, proceeding or investigation which would affect the Property.

2.3

The representations, warranties and covenants hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Property by the Optionee and each Party will indemnify and save the other harmless from all loss, damage, cause, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

3.	OPTION
3.1

The Optionor hereby gives and grants to the Optionee the sole and exclusive right and option to acquire an 80% undivided Interest in the Property, free and clear of all charges, encumbrances and claims, in accordance with the terms of this Agreement (the “Option”).

3.2	During the Option Period, the Optionor, its employees, agents and independent contractors, will have the sole and exclusive right and option to:
(a)	do such prospecting, exploration, development or other work on the Property and there under as the Optionor may consider advisable;
(b)	bring upon and erect upon the Property such Assets as the Optionor may consider advisable; and
(c)	remove from the Property and sell or otherwise dispose of Minerals, but limited only for the purposes of bulk testing and pilot plant operations.
4.	EXPENDITURE COMMITMENTS
4.1	The Option will be exercised by the Optionee:
(a)	by paying the Optionor $500,000 as follows
(i)	$100,000 within 5 business days of the Effective Date ;
(ii)	a further $100,000 on or before the first anniversary of the Effective Date;
(iii)	a further $100,000 on or before the second anniversary of the Effective Date;
(iv)	a further $100,000 on or before the third anniversary of the Effective Date; and
(v)	a further $100,000 on or before the fourth anniversary of the Effective Date;
(b)

by issuing to the Optionor a total of 9,000,000 common shares in capital stock of the Optionee, representing 25% of the pre-funding share structure of the Optionee, and by requiring William Tafuri to cancel 56,000,000 restricted affiliate shares in the capital stock of the Optionee; and

(c)	by incurring minimum Exploration Costs of $8,000,000 on the Property, as follows:
(i)	$1,600,000 on or before the first anniversary of the Effective Date;

(ii)	a further $1,600,000 on or before the second anniversary of the Effective Date;
(iii)	a further $1,600,000 on or before the third anniversary of the Effective Date;
(iv)	a further $1,600,000 on or before the fourth anniversary of the Effective Date; and
(v)	a further $1,600,000 on or before the fifth anniversary of the Effective Date.
4.2	Provided the Optionee is not in default of the requirements of 4.1, once the Optionee has incurred:
(a)	$4,000,000 of the $8,000,000 in Exploration Costs set out in sub-paragraph 4.1(c) the Optionee will have immediately acquired an initial 40%, and
(b)	the entire $8,000,000 in Exploration Costs set out in sub-paragraph 4.1(c) the Optionee will have immediately acquired an additional 40% (80% total),

undivided right, title and interest in and to the Property, free and clear of all charges, encumbrances and claims, and the Optionor will execute and deliver to the Optionee, such transfer(s) as will be effective to transfer and convey the 40% and further 40% undivided legal and beneficial interest in the Property. The Optionor also agrees to do all things necessary to enable the Optionee to register its interests in the Property.

4.3

Until the Optionee has earned in its 80% interest in the Property, the Optionor will keep the Property in good standing, free and clear of all liens and encumbrances resulting from its activities, by the doing and filing of assessment work as described in paragraph 7.2(a).

5.	TERMINATION OF OPTION
5.1	This Agreement and the Option will terminate:
(a)	if the Optionee fails to pay the Five Hundred Thousand Dollars ($500,000) to the Optionor pursuant to subparagraph 4.1(a);
(b)	if the Optionee fails to issue the common shares in accordance with subparagraph 4.1(b);
(c)	if the Optionee fails to incur the Exploration Expenditures pursuant to subparagraph 4.1(c); or
(d)	if the Optionee gives notice in accordance with paragraph 6.1.

6.	TERMINATION PRIOR TO OPERATIVE DATE
6.1

At any time prior to the Operative Date, the Optionee may terminate this Agreement and the Option so long as it is not in default of any of its obligations under this Agreement, by giving 30 days notice in writing to that effect to the Optionor and on receipt of such notice by the Optionor, or if the Option is terminated pursuant to paragraph 5.1, this Agreement will be of no further force or effect provided, however, that the Optionee will:

(a)

have the right and obligation to remove from the Property within six (6) months of the effective date of termination, all equipment erected, installed or brought upon the Property by or at the instance of the Optionee, unless such equipment was erected, installed or brought upon the Property in satisfaction of the Optionee’s obligations to contribute Exploration Costs as set out in subparagraph 4.1(c);

(b)	pay for any environmental clean-up or remediation costs or liability which have been incurred or arise from Mining Operations between the Effective Date up to the date this Agreement is terminated;
(c)	quit claim any interest in the Property to the Optionor; and
(d)	deliver to the Optionor all technical information, surveys, data, reports, and other documents relating to the Property.
7.	OBLIGATIONS OF THE OPTIONOR DURING OPTION PERIOD
7.1

The Parties agree that during the Option Period the Optionor will be the Operator of the Project and will be responsible for all administration, exploration, development and field operations with respect to the exploration and development of the Property.

7.2	During the Option Period the Optionor will:
(a)

maintain in good standing those mineral claims comprising the Property by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all liens and other charges arising from the Optionor’s activities thereon except those at the time contested in good faith by the Optionor;

(b)

permit the Optionee, or its representative duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and data obtained by the Optionor as a result of its operations thereon, provided always that the Optionee or its representative will abide by the rules and regulations laid down by the Optionor relating to matters of safety and efficiency in its operations;

(c)	do all work, and will ensure that all work performed by the Optionor’s contractors on the Property is done in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(d)	indemnify and save the Optionee harmless in respect of any and all costs, claims, liabilities and expenses arising out of the negligent performance by the Optionor of its activities on the Property;
(e)

indemnify and save the Optionee harmless in respect of any and all costs, claims, liabilities and expenses arising out of Mining Operations which were not approved by the Management Committee in accordance with the terms of this Agreement;

(f)	permit the Optionee, at its own expense, reasonable access to the results of the work done on the Property; and
(g)

deliver to the Optionee, forthwith upon receipt thereof, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionor with respect to the Property, as well as regular reports as to the expenditures of the Exploration Costs made by the Optionor.

8.	FORMATION OF THE JOINT VENTURE
8.1	Once the Optionee has fulfilled its obligations set out in paragraph 4.1, (the “Operative Date”), the Parties hereby agree:
(a)	the Optionee will have earned its 80% interest in the Property in accordance with paragraph 3.1; and
(b)

to associate and participate in a joint venture operation (the “Joint Venture”) for the purpose of exploring the Property and, if deemed warranted, bringing the Property or a portion thereof into commercial production by establishing and operating a Mine.

8.2

Except as expressly provided in this Agreement, and except for any activities involving or affecting the Area of Common Interest defined in paragraph 24.1, each Party will have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Joint Venture, without consulting any other Party. The doctrines of “corporate opportunity” or “business opportunity” will not be applied to any other activity, venture or operation of any Party and no Party will have any obligation to another Party with respect to any opportunity to acquire any assets outside of the Property at any time, or within the Property after the termination of this Agreement. Unless otherwise agreed in writing, no Party will have any obligation to mill, beneficiate or otherwise treat any Minerals or any other Party’s share of Minerals in any facility owned or controlled by such Party.

8.3	On the Operative Date, or as soon as reasonably possible thereafter, the Optionor will do all things necessary to effect a transfer of a 80% interest in the Property to the Optionee,

and to do all things to transfer responsibility as Operator from the Optionor to the Optionee.

8.4

Except as otherwise provided herein, the Parties will bear all Costs and all liabilities arising under this Agreement (as they relate to the Property only) and will own the Property, the Assets and any Mine all in proportion to their respective Interests.

8.5	On the Operative Date the respective Interests of the Parties will be as follows:
(a)	OPTIONOR	20%, and
(b)	OPTIONEE	80%.
9.	ROYALTY
9.1

In further consideration for the rights granted to the Optionee by the Optionor under this Agreement, the Optionee agrees to pay the Optionor 3% of the Royalty, calculated in accordance with Appendix II, on the Optionee’s share of uranium extracted from the Property after the Completion Date.

10.	MANAGEMENT COMMITTEE
10.1

A Management Committee will be established on or forthwith after the Effective Date. Except as herein otherwise provided, the Management Committee will make all decisions in respect of Mining Operations.

10.2

Each Party will forthwith appoint one representative and one alternate representative to the Management Committee. The alternate representative may act for a Party’s representative in his or her absence.

10.3	The Operator will call a Management Committee meeting at least once every three months, and, in any event within 14 days of being requested to do so by any representative.
10.4

The Operator will give notice, specifying the time and place of, and the agenda for, the meeting to all representatives at least seven days before the time appointed for the meeting. The Management Committee will determine the location of the meetings of the Management Committee having regard to balance of convenience of all Parties. Each agenda for a meeting will include the consideration and approval of the minutes of the immediately preceding meeting of the Management Committee.

10.5	Notice of a meeting will not be required if representatives of all of the Parties are present and unanimously agree upon the agenda.
10.6

A quorum for any Management Committee meeting will be present if a representative of each of the Parties holding an Interest is present. If a quorum is present at the meeting, the Management Committee will be competent to exercise all of the authorities, powers and discretions herein bestowed upon it hereunder. If a Management Committee meeting is terminated and rescheduled because of a lack of quorum, the Management Committee will be able to transact any business at the re-scheduled meeting even if a quorum is not present at the commencement of the rescheduled meeting. A representative may attend and vote at a meeting of the Management Committee by telephone conference call in which each representative may hear, and be heard by, the other representatives.

10.7

Subject to paragraph 10.8 the Management Committee will decide every question submitted to it by consensus, however in the event consensus is not possible, the question will be determined by a vote with each representative being entitled to cast that number of votes which is equal to its Party’s Interest percentage. Other than as is expressly set out herein to the contrary, the Management Committee will make decisions by Simple Majority.

10.8	Notwithstanding anything else in this Agreement, the following decisions of the Management Committee shall require approval of 100% of the votes cast at a duly called meeting:
(a)	any cessation of operations of any mine for a period exceeding 10 days;
(b)	any recommencement of operations after a cessation of operations contemplated in (a) above;
(c)	the disposition of any Assets which have a value in excess of $1 million;
(d)	incurring any liability or obligation not in the ordinary course and not approved in a Program and Budget that exceeds $500,000; and
(e)	settling any law suit or insurance claim.
10.9	The representative and alternate representative of the Operator will be the chair and secretary, respectively, of the Management Committee meeting.
10.10

The secretary of the Management Committee meeting will take minutes of Management Committee meetings and circulate copies thereof to each representative within a reasonable time following the termination of the meeting, and in any event no later than the time of delivery of the notice of the next following meeting of the Management Committee.

10.11

The Management Committee may make decisions by obtaining the consent in writing of the representatives of all Parties. Any decision so made will be as valid as a decision made at a duly called and held meeting of the Management Committee.

10.12	Management Committee decisions made in accordance with this Agreement will be binding upon all of the Parties.

10.13	Each Party will bear the expenses incurred by its representative and alternate representative in attending meetings of the Management Committee.
10.14

The Management Committee may, by agreement of the representatives of all the Parties, establish such other rules of procedure, not inconsistent with this Agreement, as the Management Committee deems fit.

11.	APPOINTMENT OF OPERATOR
11.1

Subject to paragraph 11.1, Optionor will act as Operator until the Optionee has earned in its 80% interest in the Property. Once the Optionor’s Interest is 20%, the Operator will be selected by the Management Committee by the casting of that number of votes which is equal to each Party’s Interest.

11.2	The Party acting as Operator may resign as Operator on at least 90 days’ notice to all the Parties.
11.3	The Management Committee may, by Special Majority remove the Party acting as Operator, effective the date designated by the Management Committee if:
(a)

that Party makes an assignment for the benefit of its creditors, or consents to the appointment of a receiver for all or substantially all of its property, or files a petition in bankruptcy or is adjudicated bankrupt or insolvent; or

(b)	a court order is entered without that Party’s consent:
(i)	appointing a receiver or trustee for all or substantially all of its property; or
(ii)	approving a petition in bankruptcy or for a reorganization pursuant to the applicable bankruptcy legislation or for any other judicial modification or alteration of the rights of creditors; or
(c)	the Operator is in default under this Agreement and fails to cure such default, or to commence bona fide curative measures, within 30 days of receiving notice of the default from a non-Operator;
(d)	the Operator fails to meet any of its obligations pursuant to section 12; or
(e)	the Operator undergoes a change in “Control” (as hereinafter defined).
11.4

In paragraph 11.3(e), “Control” means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the Operator through (i) the legal or beneficial ownership of voting securities, (ii) the right to appoint managers, directors or corporate management, (iii) contract, (iv) operating agreement, (v) voting trust, or otherwise.

11.5	If the Operator resigns or is removed, the Management Committee will thereupon select another Party to become the Operator effective the date established by the Management Committee.
11.6

The new Operator will assume all of the rights, duties, liabilities and status of the previous Operator as provided in this Agreement. The new Operator will have no obligation to hire any employees of the former Operator resulting from this change of Operator.

11.7

Upon ceasing to be Operator, the former Operator will forthwith deliver to the new Operator custody of all Assets, Property, books, records, and other property both real and personal which it prepared or maintained in its capacity as Operator.

11.8

If the Operator resigns or is removed and no other Party consents to act as Operator, the Joint Venture will be terminated and the Party which was the Operator may, if it consents to act, continue to act as Operator to effect the termination and the other Parties will be obligated to fund their respective Proportionate Shares of the Costs incurred.

12.	RIGHTS, DUTIES AND STATUS OF OPERATOR
12.1

The Operator in its operations hereunder will be deemed to be an independent contractor. The Operator will not act or hold itself out as agent for any of the Parties nor make any commitments on behalf of any of the Parties unless specifically permitted by this Agreement or directed in writing by a Party.

12.2

Subject to any specific provision of this Agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator will perform its duties hereunder in accordance with the directions of the Management Committee and in accordance with this Agreement.

12.3

The Operator will manage and carry out Mining Operations substantially in accordance with Programs, Feasibility Reports, Operating Plans, Mine Maintenance Plans and Mine Closure Plans adopted by the Management Committee and in connection therewith will, in advance if reasonably possible, notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator will notify the Management Committee so soon thereafter as is reasonably possible.

12.4

The Operator will have the sole and exclusive right and authority to manage and carry out all Mining Operations in accordance herewith and to incur the Costs required for that purpose. In so doing the Operator will:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;
(b)	obtain all work permits, environmental approvals, insurances required to carry out exploration and development programs,

(c)	maintain the Property’s mineral leases and rights in good standing,
(d)	pay all Costs properly incurred promptly as and when due;
(e)

keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Effective Date, those the creation of which is permitted pursuant to this Agreement, or builder’s or mechanic’s liens) arising out of the Mining Operations and, in the event of any lien being filed as aforesaid, proceed with diligence to contest or discharge the same;

(f)

with the approval of the Management Committee prosecute claims and, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(g)

subject to paragraph 24.6, perform such assessment work or make payments in lieu thereof and pay such rentals, taxes or other payments and do all such other things as may be necessary to maintain the Property in good standing, including, without limiting generality, staking and re-staking mining claims, and applying for licenses, leases, grants, concessions, permits, patents and other rights to and interests in the Minerals;

(h)

maintain books of account in accordance with the Accounting Procedure, provided that the judgment of the Operator as to matters related to the accounting, for which provision is not made in the Accounting Procedure, will govern if the Operator’s accounting practices are in accordance with accounting principles generally accepted in the mining industry in Canada;

(i)

perform its duties and obligations hereunder in a sound and workmanlike manner, in accordance with sound mining and engineering practices and other practices customary in the United States mining industry, and in substantial compliance with all applicable federal, state, county and municipal laws, by-laws, ordinances, rules and regulations and this Agreement;

(j)	prepare and deliver the reports provided for in paragraph 26.2; and
(k)	have such additional duties and obligations as the Management Committee may from time to time determine.
13.	EXPLORATION PROGRAMS
13.1

The Operator will prepare draft Programs for consideration by the Management Committee, and approval by the Optionee. Unless otherwise agreed to by the Management Committee, each Program will cover a calendar quarter. The draft Program will contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Exploration Costs to be incurred and an estimate of the time when they will be incurred, and will be delivered to the Optionee by no later than 60 days prior to the period to which the draft Program relates. Each draft Program will be accompanied by such reports and data as are reasonably necessary for each Party to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

13.2

The Optionee will review the draft Program prepared by the Operator, and no later than 30 days after receiving a draft Program, either reject the Program or approve the Program. In the event the Program is rejected the Operator will prepare an alternate Program mutually acceptable to the Optionor and the Operator.

13.3

Once the Program is adopted by the Optionee, the Optionee will fund the Program with the Exploration Costs the Optionee is obligated to make pursuant to subparagraph 4.1(c). The Operator will be entitled to an allowance for a Cost overrun of twenty-five percent (25%) in addition to any budgeted Exploration Costs and any Costs so incurred will be deemed to be included in the Program, as adopted.

13.4	The Operator will be entitled to invoice the Optionee:
(a)	no more frequently than monthly, the Exploration Costs incurred and paid by the Operator in carrying out a Program; or
(b)	60 days in advance of requirements, estimated to be incurred and paid by the Operator in carrying out a Program.

Each invoice will be signed by a financial officer of the Operator. The Optionee will pay to the Operator the amount invoiced within 30 days of receipt of the invoice.

13.5

Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.

13.6

If the Operator suspends or prematurely terminates a Program pursuant to paragraph 13.5, any funds advanced by the Optionee for that Program in excess of the Exploration Costs incurred prior to the suspension or premature termination, and such funds will be refunded within 60 days of the suspension or premature termination. Unless approved by the Optionee, the Operator will be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Exploration Costs.

13.7

In the event Exploration Costs in excess of those required to be contributed by the Optionee, are required to bring the Property to the stage of the Feasibility Report (i.e. after the Operative Date), Exploration Costs will be shared pro-rata in proportion to the Parties respective interests in the Property, and approval, funding etc. of such Programs, will be in accordance with the provisions of Section 15.

14.	FEASIBILITY REPORT
14.1	Except as provided in paragraph 14.2, a Feasibility Report will only be prepared with the approval of:
(a)	the Optionee if it will be funding the Feasibility Report as part of the Exploration Costs, before the Operative Date, or
(b)	the Management Committee, after the Operative Date.

After the Operative Date, the costs for the Feasibility Report will be shared pro-rata in proportion to the Parties respective interests in the Property.

14.2

The Operator will provide copies of the completed Feasibility Report to each of the Parties forthwith upon receipt, together with copies of all of the latest technical data and information generated or received by the Operator from any Programs which is not contained in the Feasibility Report.

14.3

Notwithstanding the provisions of paragraph 14.1, if a Party (the “Proponent”) is of the view that a Feasibility Report should be prepared, such Party will give notice thereof to the Operator and the Operator will call a Management Committee meeting to consider the matter. If the Management Committee fails to approve the preparation of the Feasibility Report supported by the Proponent, the Proponent may, either alone or with other Parties, at its or their sole cost, prepare a Feasibility Report. If such Feasibility Report indicates that production from the Property would be profitable to the Proponent, the Proponent will deliver the Feasibility Report to the Operator who will then call a Management Committee meeting to consider the Proponent’s Feasibility Report. If the Management Committee adopts the Feasibility Report it will become a Feasibility Report for all purposes, and the non-contributing Parties may either pay the Proponent an amount equal to 150% of their respective proportionate costs of the preparation of the Feasibility Report, or will suffer reduction of their respective Interests pursuant to paragraph 15.2.

15.	ELECTION TO PARTICIPATE AND CONTRIBUTIONS TO CONSTRUCTION COSTS
15.1

Each Party with an Interest may, within 6 months of the receipt of the Feasibility Report together with an estimate of Construction Costs, give the Operator notice committing to contribute its Proportionate Share of Construction Costs. If after 6 months from the delivery of the Feasibility Report, a party has either provided the Operator with notice that it will not contribute to Construction Costs, or has not provided any notice at all (hereinafter referred to as the “Departing Participant”), the other party (the “Remaining Participant”) shall be entitled to commence construction and development, in which case it shall be obligated to purchase, and the Departing Participant shall be obligated to sell, the Departing Participant’s Interest, for fair market value, as determined by the procedure set out in paragraph 15.2.

15.2	On the Operative Date, the Parties’ respective Interests and Costs contributed will be deemed to be as follows:
	Deemed Costs Up to Operative Date	Interest
OPTIONEE	$ 9,000,000	80%
OPTIONOR	$ 2,250,000	20%
15.3

The fair market value of the Interest of the Departing Participant shall be determined by a panel of two qualified independent investment banking firms one of which shall be retained by the Departing Participant and one of which shall be retained by the Remaining Participant.   Each independent investment banking firm shall submit their determination of fair market value within 90 days from their date of retention.  If the higher determination is not more than 110% of the lower determination, the Fair Market Value shall be the average of the two determinations.  If the higher determination is greater than 110% of the lower determination, the two independent investment banking firms shall appoint a third independent banking firm whose determination of the fair market value of the Departing Participant's Interest shall be the fair market value. The Remaining Participant shall pay the Departing Participant the fair market value for the Departing Participant’s Interest within 90 days from the date the evaluation, or such other date as agreed to between the parties, and the Departing Participant will transfer all of its legal and beneficial title to the Property and Assets upon such payment.

15.4

If after the Parties elect to contribute their Proportionate Share of the Construction Costs, a party fails to do so for any reason, the Interest of each Participant will be increased and that of each Optionor will be decreased as Construction Costs are incurred so that the Interest of each Party at all times is that percentage which is equivalent to

(a)	the sum of (i) its Deemed Costs up to the Operative Date and (ii) its contribution to Construction Costs;

divided by

(b)	the sum of (i) the Deemed Costs of the Optionee and the Optionor, and (ii) the total Construction Costs of all the Parties;

multiplied by

(c)	100.

Then, at the Completion Date, each Optionor will be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests.

15.5	If the effect of the application of paragraph 15.4 reduces any Party’s Interest to 10% or less, it will forfeit its Interest to the remaining Participants and granted a 3% Royalty.
15.6

Once the Parties elect to contribute their Proportionate Share of the Construction Costs, the Participants will diligently proceed with bringing a Mine into production in substantial conformity with the Feasibility Report. If the Participants fail to commence the implementation of the Feasibility Report within twelve months of Construction Costs being fully committed, (for reasons other than general economic conditions in the mining industry), any Party which forfeited the right to contribute to Construction Costs pursuant to paragraph 15.1 and 15.2 will have the right, exercisable in the 30 days following the expiration of such twelve month period, to reacquire from the Participants not less than all of its Interest as last held, by paying its Proportionate Share of Construction Costs incurred to the end of such twelve month period (together with interest at the Prime Rate plus 2%) to the Participants in proportion to their respective Interests.

15.7

During the twelve-month period referred to in paragraph 15.6, neither the Operator nor any Participant will be obliged to provide any Optionor with the results of any work carried out on the Property, the Participants’ sole obligation during such period being to provide any Optionor, on the written request of such Optionor made only once during the said twelve months, with a summary of the nature of the work carried out and the total Costs thereof.

16.	CONSTRUCTION PERIOD
16.1

Subject to paragraphs 16.7, the Management Committee will cause the Operator to, and the Operator will, proceed with Construction with all reasonable dispatch after a Notice of Election to Contribute has been given. Construction will be substantially in the accordance with the Feasibility Report, subject to the right of the Management Committee to cause such other reasonable variations in Construction to be made as the Management Committee, deems necessary and advisable.

16.2

The Operator will prepare draft Programs for consideration by the Management Committee, and approval by the Optionee. Unless otherwise agreed to by the Management Committee, each Program will cover a calendar year. The draft Program will contain a statement in reasonable detail of the proposed Mining Operations, estimates of all Construction Costs to be incurred and an estimate of the time when they will be incurred, and will be delivered to each Participant by no later than 60 days prior to the period to which the draft Program relates. Each draft Program will be accompanied by such reports and data as are reasonably necessary for each Party to evaluate and assess the results from the Program for the then current year and, to the extent not previously delivered, from earlier Programs.

16.3

The Management Committee will review the draft Program prepared and, if it agrees, adopt the Program with such modifications, if any, as the Management Committee deems necessary. The Operator will be entitled to an allowance for a Cost overrun of 25% in addition to any budgeted Construction Costs and any Costs so incurred will be deemed to be included in the Program, as adopted.

16.4

Once the Program is adopted by the Parties, the Parties will fund the Program in accordance with their pro-rata interests in the Property. If any Party elects not to contribute to a Program, it will have its Interest diluted in the manner contemplated in paragraphs 15.4 and 15.5.

16.5	The Operator will be entitled to invoice the Parties:
(a)	no more frequently than monthly, the Exploration Costs incurred and paid by the Operator in carrying out a Program; or
(b)	not more than 60 days in advance of requirements, estimated to be incurred and paid by the Operator in carrying out a Program.
16.6	Each invoice will be signed by a financial officer of the Operator. The Parties will pay to the Operator the amount invoiced within 30 days of receipt of the invoice.
16.7

Unless otherwise directed by the Management Committee, the Operator may suspend or terminate prematurely any Program when the Operator, in good faith, considers that conditions are not suitable for the proper continuation or completion of the Program or the results obtained to that time eliminate or substantially impair the technical rationale on which the Program was based.

16.8

If the Operator suspends or prematurely terminates a Program pursuant to paragraph 16.7, any funds advanced by the Optionee for that Program in excess of the Construction Costs incurred prior to the suspension or premature termination, and such funds will be refunded within 60 days of the suspension or premature termination. Unless approved by the Optionee, the Operator will be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Construction Costs.

16.9

If any Participant, after having committed to contribute pursuant to paragraph 16.3, fails to pay an invoice within the 30-day period referred to in paragraph 16.6 the Operator may by notice demand payment. If no payment is made within the period of 30 days next succeeding the receipt of the demand notice, that Participant shall be deemed to have forfeited its right to contribute to any further Costs under this Agreement and it shall be deemed to have elected not to contribute to each Program subsequently conducted and accordingly, shall have its Interest reduced in the manner contemplated in paragraphs 15.3 and 15.5.

16.10

The Operator shall expend all monies advanced by a Participant rateably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant’s Proportionate Share of Construction Costs incurred prior to the suspension or premature termination shall be refunded within 60 days of the suspension or premature termination. Unless approved unanimously by the Management Committee, the Operator shall be exclusively liable for the payment of all Costs incurred in excess of 125% of any budgeted Construction Costs.

16.11

If any Program is altered, suspended or terminated prematurely so that the Construction Costs incurred on that Program as altered, suspended or terminated are less than 80 percent of the Construction Costs set out in the adopted Program, any Party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall be entitled to contribute its Proportionate Share of the Construction Costs incurred on that Program by payment thereof to the Operator within 30 days after receipt of the notice, but shall not be entitled to review the results of the Program until it has made full payment. If payment is not made by that Party within the 30 days aforesaid it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee. If payment is made by that Party within the 30 days as aforesaid, the Operator shall distribute the payment to the original Participants pro rata according to their respective contributions to the Program, and shall deliver to the new Participant copies of all data previously delivered to the other Participants with respect to that Program

16.12	If the Operator fails to submit a draft Program or a revised Program for a period of 6 months from the date the last Program expired, the following shall apply:
(a)	the Operator shall not be entitled to submit a draft Program or revised Program for the subject period;
(b)

any Participant other than the Operator, whose Interest is not less than 20% may, within 15 days following the date by which the Operator’s draft Program or revised Program was due, submit a draft Program (the “Non-Operator’s Program”) for the subject period for consideration by the Management Committee;

(c)

the Management Committee shall review the Non-Operator’s Program and, if it deems fit , adopt the Non-Operator’s Program with such modifications, if any, as the Management Committee deems necessary; the adopted Program shall then be submitted to the Parties pursuant to paragraph 16.1;

(d)	if the Operator is a Party and elects to contribute to the Non-Operator’s Program, it shall remain as the Operator for the duration of the Non-Operator’s Program;
(e)

if the Operator is a Party and elects not to contribute to the Non-Operator’s Program, it shall cease to be the Operator for the duration of the Non-Operator’s Program, and the Management Committee shall appoint another Party as Operator; and

(f)	following the completion of the Non-Operator’s Program the former Operator shall, subject to the provisions of paragraphs 11.1 and 11.1, automatically become the Operator.
17.	OPERATOR'S FEE
17.1	The Operator may charge 10% of Costs in return for its overhead functions which are not charged directly.
17.2	Operator’s fees charged on Exploration Costs, and paid by the Optionee, will be also be considered part of the Optionee’s expenditure commitments referred to in sub-paragraph 4.1(c).
18.	FINANCING OF MINE COSTS
18.1	The contributions of the Participants toward the Mine Costs will be individually and separately provided by them.
18.2

Any Party may pledge, mortgage, charge or otherwise encumber its Interest in order to secure moneys borrowed and used by that Party for the sole purpose of enabling it to finance its participation under this Agreement or in order to secure by way of floating charge as a part of the general corporate assets of that Party moneys borrowed for its general corporate purposes, provided that the pledgee, mortgagee, holder of the charge or encumbrance (in this subsection called the “Chargee”) will hold the same subject to the provisions of this Agreement and that if the Chargee realizes upon any of its security it will comply with this Agreement. The Agreement between the Party hereto, as borrower, and the Chargee will contain specific provisions to the same effect as the provisions of this paragraph.

19.	OPERATION OF THE MINE
19.1	Commencing on the Completion Date, all Mining Operations will be planned and conducted and all estimates, reports and statements will be prepared and made on the basis of a calendar year.
19.2

With the exception of the year in which the Completion Date occurs, an Operating Plan for each calendar year will be submitted by the Operator to the Participants not later than November 1 in the year immediately preceding the calendar year to which the Operating Plan relates. Each Operating Plan will contain the following:

(a)	a description of the proposed Mining Operations;
(b)	a detailed estimate of all Mine Costs plus a reasonable allowance for contingencies;
(c)	an estimate of the quantity and quality of the ore to be mined and the concentrates or metals or other products and by-products to be produced; and

(d)	such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

Upon request of any Participant the Operator will meet with that Participant to discuss the Operating Plan and will provide such additional or supplemental information as that Participant may reasonably require with respect thereto.

19.3

The Management Committee will adopt each Operating Plan, with such changes as it deems necessary, by November 30 in the year immediately preceding the calendar year to which the Operating Plan relates; provided, however, that the Management Committee, by Special Majority, may from time to time and any time amend any Operating Plan.

19.4

The Operator will include in the estimate of Mine Costs referred to in subparagraph 19.2(b) hereof the establishment of a trust or escrow fund providing for the reasonably estimated costs of satisfying continuing obligations that may remain after the permanent termination of Mining Operations, in excess of amounts actually expended. Such continuing obligations are or will be incurred as a result of the Joint Venture and will include such things as monitoring, stabilization, reclamation or restoration obligations, severance and other employee benefit costs and all other obligations incurred or imposed as a result of the Joint Venture which continue or arise after the permanent termination of Mining Operations and the termination of this Agreement and settlement of all accounts. The payment of such continuing obligations will be made on the basis of units of production, and will be in amounts reasonably estimated to provide over the lifetime of proven and probable reserves funds adequate to pay for such reclamation and long term care and monitoring. The Participants will contribute to the trust or escrow fund cash (or provide letters of credit or other forms of security readily convertible to cash in form approved by the Management Committee). The amount contributed from time to time for the satisfaction of such continuing obligations will be classified as Costs hereunder but will be segregated into a separate account.

19.5

The Operator may invoice each Participant, from time to time, for that Participant’s Proportionate Share of Operating Costs incurred to the date of the invoice, or at the beginning of each month for an advance equal to that Participant’s Proportionate Share of the estimated cash disbursements to be made during the month. Each Participant will pay its Proportionate Share of the Operating Costs or the estimated cash disbursements aforesaid to the Operator within 30 days after receipt of the invoice. If the payment or advance requested is not so made, the amount of the payment or advance will bear interest calculated monthly not in advance from the 30th day after the date of receipt of the invoice thereof by that Participant at a rate equivalent to the weighted average Prime Rate for the month plus 2% until paid. The Operator will have a lien on each Participant’s Interest in order to secure that payment or advance together with interest which has accrued thereon.

19.6

If any Participant fails to pay an invoice contemplated in paragraph 19.5 within the 30-day period aforesaid, the Operator may, by notice, demand payment. If no payment is made within 30 days of the Operator’s demand notice, the Operator may, without limiting its other rights at law, enforce the lien created by paragraph 19.5 by taking possession of all or any part of that Participant’s Interest. The Operator may sell and dispose of the Interest which it has so taken into its possession by:

(a)

first offering that Interest to the other Participants, if more than one then in proportion to the respective Interests of the Participants who wish to accept that offer, for that price which is the fair market value stated in the lower of two appraisals obtained by the Operator from independent, well recognized appraisers competent in the appraisal of mining properties; and

(b)

if the Participants have not purchased all or part of that Interest as aforesaid, then by selling the balance, if any, either in whole or in part or in separate parcels at public auction or by private tender (the Participants being entitled to bid) at a time and on whatever terms the Operator will arrange, having first given notice to the defaulting Participant of the time and place of the sale.

As a condition of the sale as contemplated in subparagraph 19.6(b), the purchaser will agree to be bound by this Agreement and, prior to acquiring the Interest, will deliver notice to that effect to the Parties, in form acceptable to the Operator. The proceeds of the sale will be applied by the Operator in payment of the amount due from the defaulting Participant and interest as aforesaid, and the balance remaining, if any, will be paid to the defaulting Participant after deducting reasonable costs of the sale. Any sale or disposal made as aforesaid will be a perpetual bar both at law and in equity by the defaulting Participant and its successors and assigns against all other Participants.

20.	DISTRIBUTION IN KIND
20.1

It is expressly intended that, the association of the Parties hereto will be limited to the efficient production of Minerals from the Property and related activities, and that each of the Parties will be entitled to use, dispose of or otherwise deal with its Proportionate Share of Minerals as it sees fit. Each Participant will take in kind, f.o.b. truck or railcar on the Property, and separately dispose of its Proportionate Share of the Minerals produced from the Mine. From the time of delivery, each Participant will have ownership of and title to its Proportionate Share of Minerals separate from, and not as tenant in common with, the other Participants, and will bear all risk of loss of Minerals. Extra costs and expenses incurred by reason of the Participants taking in kind and making separate dispositions will be paid by each Participant directly and not through the Operator or Management Committee.

20.2

Each Participant will construct, operate and maintain, all at its own cost and expense, any and all facilities which may be necessary to receive and store and dispose of its Proportionate Share of the Minerals at the rate the same are produced.

20.3

If a Participant has not made the necessary arrangements to take in kind and store its share of production as aforesaid the Operator will, at the sole cost and risk of that Participant store, in any location where it will not interfere with Mining Operations, the production owned by that Participant. The Operator and the other Parties will be under no responsibility with respect thereto. All of the Costs involved in arranging and providing storage will be billed directly to, and be the sole responsibility of the Participant whose share of production is so stored. The Operator’s charges for such assistance and any other related matters will be billed directly to and be the sole responsibility of the Participant. All such billings will be subject to the provisions of paragraphs 19.5 and 19.6 hereof.

21.	SURRENDER OF INTEREST
21.1	Any Party not in default hereunder may, at any time upon notice, surrender its entire Interest to the other Parties by giving those Parties notice of surrender. The notice of surrender will:
(a)	indicate a date for surrender not less than three months after the date on which the notice is given; and
(b)	contain an undertaking that the surrendering Party will:
(i)	satisfy its Proportionate Share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;
(ii)

if the Operator has not included in Mine Costs the costs of continuing obligations as set out in paragraph 19.4, pay on the date of surrender its reasonably estimated Proportionate Share, based on the surrendering Party’s then Interest, of the Costs of rehabilitating the Mine site and of reclamation based on the Mining Operations completed as at the date of surrender; and

(iii)	will hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this Agreement.
21.2

Upon the surrender of its entire Interest as contemplated in paragraph 21.1 and upon delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other Parties from all claims and demands hereunder, the surrendering Party will be relieved of all obligations or liabilities hereunder except for those which arose or accrued or were accruing due on or before the date of the surrender.

21.3

A Party to whom a notice of surrender has been given as contemplated in paragraph 21.1 may elect, by notice within 90 days to the Party which first gave the notice to accept the surrender, in which case paragraphs 21.1 and 21.2 will apply, or to join in the surrender. If all of the Parties join in the surrender the Joint Venture will be terminated in accordance with Article 22.

22.	TERMINATION OF MINING OPERATIONS
22.1

The Operator may, at any time subsequent to the Completion Date, on at least 30 days notice to all Participants, recommend that the Management Committee approve that the Mining Operations be suspended. The Operator’s recommendation will include a plan and budget (in this Article 22 called the “Mine Maintenance Plan”), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, by Special Majority, at any time subsequent to the Completion Date, cause the Operator to suspend Mining Operations in accordance with the Operator’s recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants will be committed to contribute their Proportionate Share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee, by Special Majority, may cause Mining Operations to be resumed at any time.

22.2

The Operator may, at any time following a period of at least 90 days during which Mining Operations have been suspended, upon at least 30 days notice to all Participants, or in the events described in paragraph 22.1, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator’s recommendation will include a plan and budget (in this Article 22 called the “Mine Closure Plan”), in reasonable detail, of the activities to be performed to close the Mine and reclaim and rehabilitate the Property, as required by applicable law, regulation or contract by reason of this Agreement. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator’s recommendation with such changes to the Mine Closure Plan as the Management Committee deems necessary.

22.3	If the Management Committee approves the Operator’s recommendation as aforesaid, it will cause the Operator to:
(a)	implement the Mine Closure Plan, whereupon the Participants will be committed to pay, in proportion to their respective Interests, such Costs as may be required to implement that Mine Closure Plan;
(b)

remove and dispose of such Assets as may reasonably be removed and disposed of profitably and such other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)	sell, abandon or otherwise dispose of the Assets and the Property.

The disposal price for the Assets and the Property will be the best price reasonably obtainable and the net revenues, if any, from the removal and sale will be credited to the Participants in proportion to their respective Interests.

22.4

If the Management Committee does not approve the Operator’s recommendation contemplated in paragraph 22.2, the Operator will maintain Mining Operations in accordance with the Mine Maintenance Plan as pursuant to paragraph 22.1.

23.	THE PROPERTY
23.1

Title to the Property will be held in the name of the Operator in trust for the Parties in proportion to their respective Interests as adjusted from time to time. Each of the Parties will have the right to receive, forthwith upon making demand therefore from the Operator, such documents as it may reasonably require to confirm its Interest.

23.2

This Agreement, or a memorandum of this Agreement, will, upon the written request of any Party, be recorded in the office of any governmental agency so requested, in order to give notice to third Parties of the respective interests of the Parties in the Property and this Agreement. Each Party hereby covenants and agrees with the requesting Party to execute such documents as may be necessary to perfect such recording.

24.	AREA OF COMMON INTEREST
24.1

The area of common interest will be deemed to comprise that area which is included within a 5 mile perimeter around the outermost boundary of the mineral properties which constitute the Property as at the Operative Date.

24.2

If at any time during the subsistence of this Agreement any Party or the Affiliate of any Party (in this section only called in each case the “Acquiring Party”) stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the area of interest referred to in subparagraph 24.1, the Acquiring Party will forthwith give notice to the other Parties of that staking or acquisition, the total cost thereof and all details in the possession of that Party with respect to the details of the acquisition, the nature of the property and the known mineralization.

24.3

The Management Committee (the representative of the Acquiring Party not being entitled to vote with respect thereto) may, within 30 days of receipt of the Acquiring Party’s notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Property for all purposes of this Agreement.

24.4	If the election aforesaid is made, all the other Parties will reimburse the Acquiring Party for that portion of the cost of acquisition which is equivalent to their respective Interests.
24.5

If the Management Committee does not make the election aforesaid within that period of 30 days, the right or interest acquired will not form part of the Property and the Acquiring Party will be solely entitled thereto.

24.6

Notwithstanding subparagraph 12.4(g), the Operator will be entitled, at any time and from time to time to surrender all or any part of the Property or to permit the same to lapse, but only upon first either obtaining the unanimous consent of the Management Committee, or giving 60 days notice of its intention to do so to the other Parties. In this latter event, the Parties, other than the Operator, will be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, pro rata in accordance with their respective

Interests, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, all drill records and factual engineering data in the Operator’s possession and relevant thereto. Any part of the Property so acquired will cease to be subject to this Agreement and will not be subject to paragraph 24.2. Any part of the Property which has not been so acquired by any of the Parties will remain subject to paragraph 24.2.

25.	ACCESS TO CONOCO FILES
25.1	In consideration of the Optionee:
(a)	paying the Optionor the sum of $25,000 on the Effective Date,
(b)	spending $440,000 for a minimum of 1 year to finance the cost to have the Conoco Files evaluated by qualified mining and geological consultants, and
(c)	incurring the first $500,000 in costs to acquire mining leases to any properties identified in the evaluation referred to in 25.1(b),

then the Parties will hold any mining leases acquired pursuant to 25.1(c) in accordance with equal (50-50) undivided interests, and thereafter become joint venture partners for the exploration, development and mining of such mining leases. Once the Optionee has incurred the first $500,000 in accordance with 25.1(c), the Parties agree to share 50-50 all further costs to acquire mining leases to properties identified in the evaluation referred to in 25.1(b).

25.2	The Parties agree that the Optionor will manage the hiring of the consultants or staff required to evaluate the Conoco Files provided that:
(a)	the Optionee may approve expenditures made by the Optionor for such purpose,
(b)	the Optionor may not charge an overhead or other administrative fee to the Optionee, and
(c)	the Optionor provides the Optionee access to all of the results of the evaluation, in accordance with the disclosure and confidentiality terms in this Agreement.
25.3	Both Parties covenant not to disclose the information gathered and evaluated relating to the Conoco Files to any third party.
25.4

In the event the evaluation identifies a potential target property, the Optionee has the right not to proceed with obtaining a mineral lease in the event the Optionee determines that the cost to acquire such mineral lease would make the target property uneconomic given the shared (50-50) interest in the mineral lease.

25.5	In the event one Party decides not to proceed to obtain a mineral lease for any reason, the Parties agree that the other Party (“Acquiring Party”) may not acquire such mineral lease with a third party partner, without the Acquiring Party first offering the other Party the right to acquire the mineral lease on the same terms and conditions offered to the third party partner.

26.	INFORMATION AND DATA
26.1

At all times during the subsistence of this Agreement the duly authorized representatives of each Participant will, at its and their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

26.2

During the Exploration Period while Programs are being carried out, the Operator will furnish the Optionee with monthly progress reports and with a final report within 60 days following the conclusion of each Program. The final report will show the Mining Operations performed and the results obtained and will be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the Construction Period and during the implementation of an Operating Plan the Operator will provide monthly progress reports to the Participants, which report will include information on any changes or developments affecting the Mine that the Operator considers are material.

26.3

All information and data concerning or derived from the Mining Operations will be kept confidential and, except to the extent required by law or by regulation of any Securities Commission or Stock Exchange, will not be disclosed to any person other than an Affiliate without the prior consent of all the Participants, which consent will not unreasonably be withheld.

26.4

The text of any news releases or other public statements which a Party intends to make with respect to the Property or this Agreement will, to the extent practicable, be made available to the other Parties prior to publication and the other Parties will have the right to make suggestions for changes therein.

27.	LIABILITY OF THE OPERATOR
27.1

Subject to paragraph 27.2, each Party will indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury or death (including, without limiting the generality of the foregoing, legal fees) resulting from any acts or omissions of the Operator or its officers, employees or agents.

27.2

Notwithstanding paragraph 27.1, the Operator will not be indemnified nor held harmless by any of the Parties for any loss, liability, claim, damage, expense, injury or death, (including, without limiting the generality of the foregoing, legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

27.3	An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction of, or with the concurrence of, the Management Committee; or
(b)	unilaterally and in good faith by the Operator to protect life or property will be deemed not to be negligence or wilful misconduct.

27.4

The obligation of each Party to indemnify and save the Operator harmless pursuant to paragraph 27.1 will be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

27.5

The Operator will not be liable to any other Party nor will any Party be liable to the Operator in contract, tort or otherwise for special or consequential damages, including, without limiting the generality of the foregoing, loss of profits or revenues.

28.	INSURANCE
28.1

Commencing on the Effective Date, the Management Committee will cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the Parties together with such other insurance as any Participant may by notice reasonably request. The Operator will, upon the written request of any Participant, provide it with evidence of that insurance.

28.2	Paragraph 28.1 will not preclude any Party from placing, for its own account insurance for greater or other coverage than that placed by the Operator.
29.	RELATIONSHIP OF PARTIES
29.1

The rights, duties, obligations and liabilities of the Parties will be several and not joint nor joint and several, it being the express purpose and intention of the Parties that their respective Interests will be held as tenants in common.

29.2	Nothing herein contained will be construed as creating a partnership of any kind or as imposing upon any Party any partnership duty, obligation or liability to any other Party hereto.
29.3

No Party will, except when required by this Agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other Party for any purpose related to the Property or this Agreement.

30.	PARTITION
30.1

Each of the Parties hereto waives, during the term of this Agreement, any right to partition of the Property or the Assets or any part thereof and no Party will seek to be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this Agreement.

31.	TAXATION
31.1

All Costs incurred hereunder will be for the account of the Party or Parties making or incurring the same, if more than one then in proportion to their respective Interests, and each Party on whose behalf any Costs have been incurred will be entitled to claim all tax benefits, write-offs, and deductions with respect thereto.

32.	FORCE MAJEURE
32.1

Notwithstanding anything herein contained to the contrary, if any Participant is prevented from or delayed in performing any obligation under this Agreement, and such failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances, then, subject to paragraph 32.2, the time for the observance of the condition or performance of the obligation in question will be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of such total period.

32.2

Any Party hereto claiming suspension of its obligations as aforesaid will promptly notify the other Parties to that effect and will take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice insofar as it is reasonably able so to do and as soon as possible; provided that the terms of settlement of any labour disturbance or dispute, strike or lockout will be wholly in the discretion of the Party claiming suspension of its obligations by reason thereof, and that Party will not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike, or lockout solely to remedy or remove the force majeure thereby constituted. The Party claiming suspension of its obligations will promptly notify the other Parties when the cause of the Force Majeure has been removed.

32.3

The extension of time for the observance of conditions or performance of obligations as a result of force majeure will not relieve the Operator from its obligations to keep the Property in good standing pursuant to sub-paragraphs 12.4(a) and 12.4(g).

33.	NOTICE
33.1

All invoices, notices, consents and demands under this Agreement will be in writing and may be delivered personally, transmitted by fax (with transmission confirmed in writing), or may be forwarded by first class prepaid registered mail to the address for each Party specified in this Agreement or to such addresses as each Party may from time to time specify by notice. Any notice delivered or sent by fax will be deemed to have been given and received on the business day next following the date of delivery or transmission. Any notice mailed as aforesaid will be deemed to have been given and received on the fifth business day following the date it is posted, provided that if between the time of mailing and the actual receipt of the notice there will be a mail strike, slowdown or other labour dispute which affects delivery of the notice by mails, then the notice will be effective only if actually delivered.

34.	WAIVER
34.1

No waiver of any breach of this Agreement will be binding unless evidenced in writing executed by the Party against whom charged. Any waiver will extend only to the particular breach so waived and will not limit any rights with respect to any future breach.

35.	AMENDMENTS
35.1

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and replaces and super cedes all prior agreements including the LOI. An amendment or variation of this Agreement will only be binding upon a Party if evidenced in writing executed by that Party.

36.	TERM
36.1

Unless earlier terminated by agreement of all Parties having an Interest or as a result of one Party acquiring both a 100% Interest and a 100% interest in the Royalty, the Joint Operation and this Agreement will remain in full force and effect for so long as any Party has any right, title or interest in the Property. Termination of this Agreement will not, however, relieve any Party from any obligations theretofore accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

37.	TIME OF ESSENCE
37.1	Time is of the essence of this Agreement.
38.	ASSIGNMENT - RIGHT OF FIRST OFFER
38.1	If a Party (hereinafter in this paragraph referred to as the “Owner”) the Owner will first offer (the “Offer”) such interest in writing to the other Party.
38.2

If within a period of 90 days of the receipt of the Offer, the other Party notifies the Owner in writing that it will accept the same, the Owner will be bound to sell such interest to the other Party (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer. The other Party will in such case pay to the Owner, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Owner being sold, the total purchase price which it specified in its notice to the Owner and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

38.3

If the other Party fails to notify the Owner before the expiration of the time limited there for that it will purchase the interest offered, the Owner may sell and transfer such interest to a third party Purchaser provided that the transfer price and terms and conditions of the sale will be the same as the Offer.

38.4

Any sale hereunder will be conditional upon the Proposed Purchaser delivering a written undertaking to the other Party, in form and content satisfactory to its counsel, to be bound by the terms and conditions of this Agreement.

39.	SUCCESSORS AND ASSIGNS
39.1	This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.
40.	GOVERNING LAW
40.1	This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia.

INTENDING TO BE LEGALLY BOUND, the Parties have executed this agreement as of the day and year first above written.

THE COMMON SEAL OF YELLOWCAKE MINING INC. was hereunto affixed in the presence of: /s/ William J. Tafuri Authorized Signatory Print Name: William J. Tafuri Authorized Signatory Print Name:	) ) ) ) ) ) ) ) ) ) ) ) )	C/S

THE COMMON SEAL OF STRATHMORE MINERALS CORP. was hereunto affixed in the presence of: /s/ Patrick Groening Authorized Signatory Print Name: Patrick Groening Authorized Signatory Print Name:	) ) ) ) ) ) ) ) ) ) ) ) )	C/S

THIS IS APPENDIX I TO THAT CERTAIN AGREEMENT (THE “AGREEMENT”)

BETWEEN Yellowcake Mining Inc. AND Strathmore Minerals Corp.

DESCRIPTION OF THE PROPERTY

JUNIPER RIDGE PROJECT

CARBON COUNTY, WYOMING

UNPATENTED MINING CLAIMS

BLM Serial#	Claim Name	Location Last Book	Notice/ Amendment Page	Subd.	Section	Township	Range	PM	Property Name	Last Assessment
WMC259971	RC-1	1056	80	SW SE	1	12N	93W	6th	Red Creek	2007
WMC259972	RC-2	1056	81	SE	1	12N	93W	6th	Red Creek	2007
WMC259973	RC-3	1056	82	NE NW SW SE	1	12N	93W	6th	Red Creek	2007
WMC259974	RC-4	1056	83	NE SE	1	12N	93W	6th	Red Creek	2007
WMC259975	RC-5	1056	84	NE NW	1	12N	93W	6th	Red Creek	2007
WMC259976	RC-6	1056	85	NE	1	12N	93W	6th	Red Creek	2007
WMC259977	RC-7	1056	86	NE NW	1	12N	93W	6th	Red Creek	2007
WMC259978	RC-8	1056	87	NE	1	12N	93W	6th	Red Creek	2007
WMC259979	RC-9	1056	88	NE NW	1	12N	93W	6th	Red Creek	2007
W M C259980	RC-10	1056	89	NE	1	12N	93W	6th	Red Creek	2007
W M C259981	RC-11	1056	90	NE NW	1	12N	93W	6th	Red Creek	2007
W M C259982	RC-12	1056	91	NE	1	12N	93W	6th	Red Creek	2007
W M C259983	RC-13	1056	92	SW	6	12N	92W	6th	Red Creek	2007
W M C259984	RC-14	1056	93	SW SE	6	12N	92W	6th	Red Creek	2007
W M C259985	RC-15	1056	94	SW	6	12N	92W	6th	Red Creek	2007
W M C259986	RC-16	1056	95	SW SE	6	12N	92W	6th	Red Creek	2007
W M C259987	RC-17	1056	96	SW	6	12N	92W	6th	Red Creek	2007
W M C259988	RC-18	1056	97	SW SE	6	12N	92W	6th	Red Creek	2007
W M C259989	RC-19	1056	98	SW	31	13N	92W	6th	Red Creek	2007
W M C259990	RC-20	1056	99	SW SE	31	13N	92W	6th	Red Creek	2007

W M C259991	RC-21	1056	100	SW	31	13N	92W	6th	Red Creek	2007
W M C259992	RC-22	1056	101	SW SE	31	13N	92W	6th	Red Creek	2007
W M C259993	RC-23	1056	102	SW	31	13N	92W	6th	Red Creek	2007
W M C259994	RC-24	1056	103	SW SE	31	13N	92W	6th	Red Creek	2007
W M C259995	RC-25	1056	104	SW	31	13N	92W	6th	Red Creek	2007
W M C259996	RC-26	1056	105	SW SE	31	13N	92W	6th	Red Creek	2007
W M C259997	RC-27	1056	106	NW SW	31	13N	92W	6th	Red Creek	2007
W M C259998	RC-28	1056	107	NE NW SW SE	31	13N	92W	6th	Red Creek	2007
W M C259999	RC-29	1056	108	NW	31	13N	92W	6th	Red Creek	2007
W M C260000	RC-30	1056	109	NE NW	31	13N	92W	6th	Red Creek	2007
W M C260001	RC-31	1056	110	NW	31	13N	92W	6th	Red Creek	2007
W M C260002	RC-32	1056	111	NE NW	31	13N	92W	6th	Red Creek	2007
W M C260003	RC-33	1056	112	SE	6	12N	92W	6th	Red Creek	2007
		1113	91
WMC260004	RC-34	1056	113	SW	5	12N	92W	6th	Red Creek	2007
		1113	92	SE	6	12N	92W	6th
WMC260005	RC-35	1056	114	SE	6	12N	92W	6th	Red Creek	2007
		1113	93
WMC260006	RC-36	1056	115	SW	5	12N	92W	6th	Red Creek	2007
		1113	94	SE	6	12N	92W	6th
WMC260007	RC-37	1056	116	SE	6	12N	92W	6th	Red Creek	2007
		1113	95
WMC260008	RC-38	1056	117	SW	5	12N	92W	6th	Red Creek	2007
		1113	96	SE	6	12N	92W	6th
WMC260009	RC-39	1056	118	SE	31	13N	92W	6th	Red Creek	2007
WMC260010	RC-40	1056	119	SE	31	13N	92W	6th	Red Creek	2007
				SW	32	13N	92W	6th
WMC260157	RC-41	1057	97	SE	31	13N	92W	6th	Red Creek	2007
WMC260158	RC-42	1057	98	SE	31	13N	92W	6th	Red Creek	2007
				SW	32	13N	92W	6th

WMC260159	RC-43	1057	99	SE	31	13N	92W	6th	Red Creek	2007
WMC260160	RC-44	1057	100	SE	31	13N	92W	6th	Red Creek	2007
				SW	32	13N	92W	6th
WMC260161	RC-45	1057	101	SE	31	13N	92W	6th	Red Creek	2007
WMC260162	RC-46	1057	102	SE	31	13N	92W	6th	Red Creek	2007
				SW	32	13N	92W	6th
WMC260163	RC-47	1057	103	NE SE	31	13N	92W	6th	Red Creek	2007
WMC260164	RC-48	1057	104	NE SE	31	13N	92W	6th	Red Creek	2007
				NW SW	32	13N	92W	6th
WMC260165	RC-49	1057	105	NE	31	13N	92W	6th	Red Creek	2007
WMC260166	RC-50	1057	106	NE	31	13N	92W	6th	Red Creek	2007
				NW	32	13N	92W	6th
WMC260167	RC-51	1057	107	NE	31	13N	92W	6th	Red Creek	2007
WMC260168	RC-52	1057	108	NE	31	13N	92W	6th	Red Creek	2007
WMC260169	RC-53	1057	109	SW	5	12N	92W	6th	Red Creek	2007
WMC260170	RC-54	1057	110	SE SW	5	12N	92W	6th	Red Creek	2007
WMC260171	RC-55	1057	111	SW	5	12N	92W	6th	Red Creek	2007
WMC260172	RC-56	1057	112	SW SE	5	12N	92W	6th	Red Creek	2007
WMC260173	RC-57	1057	113	SW	5	12N	92W	6th	Red Creek	2007
WMC260174	RC-58	1057	114	SW SE	5	12N	92W	6th	Red Creek	2007
WMC260175	RC-59	1057	115	SW	32	13N	92W	6th	Red Creek	2007
WMC260176	RC-60	1057	116	SW	32	13N	92W	6th	Red Creek	2007
WMC260177	RC-61	1057	117	SW	32	13N	92W	6th	Red Creek	2007
WMC260178	RC-62	1057	118	SW	32	13N	92W	6th	Red Creek	2007
WMC260179	RC-63	1057	119	NW SW	32	13N	92W	6th	Red Creek	2007
WMC260180	RC-64	1057	120	NW	32	13N	92W	6th	Red Creek	2007
WMC260181	RC-65	1057	121	NW	32	13N	92W	6th	Red Creek	2007
WMC260182	RC-66	1057	122	SW	4	12N	92W	6th	Red Creek	2007
				SE	5	12N	92W	6th
WMC260183	RC-67	1057	123	SW	4	12N	92W	6th	Red Creek	2007

WMC260184	RC-68	1057	124	SW	4	12N	92W	6th	Red Creek	2007
				SE	5	12N	92W	6th
WMC260185	RC-69	1057	125	SW	4	12N	92W	6th	Red Creek	2007
				SE	5	12N	92W	6th
WMC260186	RC-70	1057	126	SW	4	12N	92W	6th	Red Creek	2007
				SE	5	12N	92W	6th
WMC260187	RC-71	1057	127	SW	4	12N	92W	6th	Red Creek	2007
WMC260188	RC-72	1057	128	SE SW	4	12N	92W	6th	Red Creek	2007
WMC260189	RC-73	1057	129	SW SE	4	12N	92W	6th	Red Creek	2007
WMC260190	RC-74	1057	130	SW SE	4	12N	92W	6th	Red Creek	2007
WMC260533	RC-75	1060	2	NW SW	6	12N	92W	6th	Red Creek	2007
WMC260534	RC-76	1060	3	NE NW SW SE	6	12N	92W	6th	Red Creek	2007
WMC260535	RC-77	1060	4	NW	6	12N	92W	6th	Red Creek	2007
WMC260536	RC-78	1060	5	NE NW	6	12N	92W	6th	Red Creek	2007
WMC260537	RC-79	1060	6	NW	6	12N	92W	6th	Red Creek	2007
WMC260538	RC-80	1060	7	NE NW	6	12N	92W	6th	Red Creek	2007
WMC260539	RC-81	1060	8	NW	6	12N	92W	6th	Red Creek	2007
WMC260540	RC-82	1060	9	NE NW	6	12N	92W	6th	Red Creek	2007
WMC260541	RC-83	1060	10	NW	6	12N	92W	6th	Red Creek	2007
				SW	31	13N	92W	6th
WMC260542	RC-84	1060	11	NW NE	6	12N	92W	6th	Red Creek	2007
				SW SE	31	13N	92W	6th
WMC260543	RC-85	1060	12	NE SE	6	12N	92W	6th	Red Creek	2007
WMC260544	RC-86	1060	13	NW SW	5	12N	92W	6th	Red Creek	2007
				NE SE	6	12N	92W	6th
WMC260545	RC-87	1060	14	NE	6	12N	92W	6th	Red Creek	2007
WMC260546	RC-88	1060	15	NW	5	12N	92W	6th	Red Creek	2007
				NE	6	12N	92W	6th
WMC260547	RC-89	1060	16	NE	6	12N	92W	6th	Red Creek	2007

WMC260548	RC-90	1060	17	NW	5	12N	92W	6th	Red Creek	2007
				NE	6	12N	92W	6th
WMC260549	RC-91	1060	18	NE	6	12N	92W	6th	Red Creek	2007
WMC260550	RC-92	1060	19	NW	5	12N	92W	6th	Red Creek	2007
				NE	6	12N	92W	6th
WMC260551	RC-93	1060	20	NE	6	12N	92W	6th	Red Creek	2007
				SE	31	13N	92W	6th
WMC260552	RC-94	1060	21	NW	5	12N	92W	6th	Red Creek	2007
				NE	6	12N	92W	6th
				SE	31	13N	92W	6th
				SW	32	13N	92W	6th
WMC260553	RC-95	1060	22	NW SW	5	12N	92W	6th	Red Creek	2007
WMC260554	RC-96	1060	23	NE NW SW SE	5	12N	92W	6th	Red Creek	2007
WMC260555	RC-97	1060	24	NW	5	12N	92W	6th	Red Creek	2007
WMC260556	RC-98	1060	25	NE NW	5	12N	92W	6th	Red Creek	2007
WMC260557	RC-99	1060	26	NW	5	12N	92W	6th	Red Creek	2007
WMC260558	RC-100	1060	27	NE NW	5	12N	92W	6th	Red Creek	2007
WMC260559	RC-101	1060	28	NW	5	12N	92W	6th	Red Creek	2007
WMC260560	RC-102	1060	29	NE NW	5	12N	92W	6th	Red Creek	2007
WMC260561	RC-103	1060	30	NW	5	12N	92W	6th	Red Creek	2007
				SW	32	13N	92W	6th
WMC260562	RC-104	1060	31	NE NW	5	12N	92W	6th	Red Creek	2007
				SE SW	32	13N	92W	6th
WMC260563	RC-105	1060	32	NW SW	4	12N	92W	6th	Red Creek	2007
				NE SE	5	12N	92W	6th
WMC260564	RC-106	1060	33	NW SW	4	12N	92W	6th	Red Creek	2007
WMC260565	RC-107	1060	34	NW	4	12N	92W	6th	Red Creek	2007
				NE	5	12N	92W	6th
WMC260566	RC-108	1060	35	NW	4	12N	92W	6th	Red Creek	2007
WMC260567	RC-109	1060	36	NW	4	12N	92W	6th	Red Creek	2007
				NE	5	12N	92W	6th

WMC260568	RC-110	1060	37	NW	4	12N	92W	6th	Red Creek	2007
WMC260569	RC-111	1060	38	NW	4	12N	92W	6th	Red Creek	2007
				NE	5	12N	92W	6th
WMC260570	RC-112	1060	39	NW	4	12N	92W	6th	Red Creek	2007
WMC260571	RC-113	1060	40	NW	4	12N	92W	6th	Red Creek	2007
				NE	5	12N	92W	6th
				SE	32	13N	92W	6th
				SW	33	13N	92W	6th
WMC260572	RC-114	1060	41	NW	4	12N	92W	6th	Red Creek	2007
				SW	33	13N	92W	6th
WMC260573	RC-115	1060	42	SW SE	32	13N	92W	6th	Red Creek	2007
WMC260574	RC-116	1060	43	SE	32	13N	92W	6th	Red Creek	2007
				SW	33	13N	92W	6th
WMC260575	RC-117	1060	44	SW SE	32	13N	92W	6th	Red Creek	2007
WMC260576	RC-118	1060	45	SE	32	13N	92W	6th	Red Creek	2007
				SW	33	13N	92W	6th
WMC260577	RC-119	1060	46	SW SE	32	13N	92W	6th	Red Creek	2007
WMC260578	RC-120	1060	47	SE	32	13N	92W	6th	Red Creek	2007
				SW	33	13N	92W	6th
WMC260579	RC-121	1060	48	SW SE	32	13N	92W	6th	Red Creek	2007
WMC260580	RC-122	1060	49	SE	32	13N	92W	6th	Red Creek	2007
				SW	33	13N	92W	6th
WMC260581	RC-123	1060	50	NE NW SW SE	32	13N	92W	6th	Red Creek	2007
WMC260582	RC-124	1060	51	NE SE	32	13N	92W	6th	Red Creek	2007
				NW SW	33	13N	92W	6th
WMC260583	RC-125	1060	52	NE NW	32	13N	92W	6th	Red Creek	2007
WMC260584	RC-126	1060	53	NE	32	13N	92W	6th	Red Creek	2007
				NW	33	13N	92W	6th

WMC260585	RC-127	1060	54	NE NW	32	13N	92W	6th	Red Creek	2007
WMC260586	RC-128	1060	55	NE	32	13N	92W	6th	Red Creek	2007
				NW	33	13N	92W	6th

WYOMING STATE MINING LEASE NO. 0-41095

ALL SECTION 36, TOWNSHIP 13 NORTH, RANGE 93 WEST, 6TH PM, CARBON COUNTY, WYOMING

640 ACRES

THIS IS APPENDIX II TO THAT CERTAIN AGREEMENT (THE “AGREEMENT”) BETWEEN YELLOWCAKE MINERALS INC. AND STRATHMORE MINERALS CORP.

ROYALTY

1.	OBLIGATION
1.1

In accordance with Section 9, the Optionee will pay the Optionor, a 3% Royalty on the Optionee’s share of uranium extracted from the Property after the Completion Date, which Royalty will be calculated in accordance with this Appendix II.

1.2	In the event any party’s Interest has been diluted to a 3% Royalty pursuant to paragraphs 15.4 and 15.5, that Royalty will be calculated in accordance with this Appendix II.
1.3	The Optionee will within 60 days of the end of each calendar quarter, as and when any Royalty are available for distribution:
(a)	pay or cause to be paid to the Optionor the Royalty; and
(b)	deliver to the Optionor a statement indicating the amount of the Royalty to which that Optionor is entitled;
1.4	The Parties agree that on the request of the Optionor, they will execute and deliver such documents as may be necessary to permit the Optionor to record its Royalty right against the Property.
2.	ROYALTY
2.1

“Royalty” means the net amount of money received by the Optionee for its own account from the sale of uranium ore from the Property to a smelter or other ore buyer after deduction of the total of the following:

(a)	any smelter and/or refining charges;
(b)	government imposed production and ad valorem taxes (excluding taxes on income);
(c)	ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates;
(d)	any and all transportation and insurance costs which may be incurred in connection with the transportation of ore or concentrates; and
(e)	all umpire charges which the Optionee may be required to pay.
2.2	Payment of Royalty will be made quarterly within 45 days after the end of each fiscal quarter of the Mine and will be accompanied by unaudited financial statements pertaining to the Mining Operations carried out on the Property. Within 90 days after the end of each fiscal year the records relating to the calculation of Royalty for such year will be audited by the Operator’s external independent auditor and any resulting adjustments in the payment of Royalty payable to the Optionor will be made forthwith. A copy of the said auditor’s report and accompanying financial information will be delivered to the Optionor within 30 days of the end of such 90-day period.

2.3

Each annual audit will be final and not subject to adjustment unless the Optionor delivers to the Participant written exceptions in reasonable detail within six months after the Optionor receives the report. The Optionor, or its representative duly authorized in writing, at its expense, will have the right to audit the books and records of the Optionee related to Royalty to determine the accuracy of the report, but will not have access to any other books and records of the Optionee. The audit will be conducted by a chartered or certified public accountant of recognized standing. The Optionee will have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Optionor’s report will be delivered to the Optionee upon completion, and any discrepancy between the amount actually paid by the Optionee and the amount which should have been paid according to the Optionor’s report will be paid forthwith, one Party to the other. In the event that the said discrepancy is to the detriment of the Optionor and exceeds 5% of the amount actually paid by the Optionee, then the Optionee will pay the entire cost of the audit.

2.4

No error in accounting or calculation of the Royalty will be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights in the Property and Assets acquired and held by the Parties under the terms of the Agreement.

THIS IS APPENDIX III TO THAT CERTAIN AGREEMENT (THE “AGREEMENT”) BETWEEN YELLOWCAKE MINERALS INC. AND STRATHMORE MINERALS CORP.

ACCOUNTING PROCEDURE

1.	INTERPRETATION
1.1	Terms defined in the Agreement will, subject to any contrary intention, have the same meanings herein. In this Appendix the following words, phrases and expressions will have the following meanings:
(a)	“Agreement” means the Agreement to which this Accounting Procedure is attached as Appendix I.
(b)	“Count” means a physical inventory count.
(c)	“Employee” means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full-time or part-time basis.
(d)

“Employee Benefits” means the Operator’s cost of holiday, vacation, sickness, disability benefits, field bonuses, amounts paid to and the Operator’s costs of established plans for employee’s group life insurance, hospitalisation, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator’s cost experience.

(e)	“Field Offices” means the necessary sub-office or sub-offices in each place where a Program or Construction is being conducted or a Mine is being operated.
(f)

“Government Contributions” means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

(g)

“Joint Account” means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations.

(h)

“Material” means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting the generality, more particularly “Controllable Material” means such Material which is ordinarily classified as Controllable Material, as that classification is determined or approved by the Management Committee, and controlled in mining operations.

(i)

“Personnel” means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

(j)

“Reasonable Expenses” means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator’s usual expense account practice, as accepted by the Management Committee; including without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee.

(k)	“Supervision Offices” means the Operator’s offices or department within the Operator’s offices from which the Mining Operations are generally supervised.
2.	STATEMENTS AND BILLINGS
2.1	The Operator will, by invoice, charge each Participant with its Proportionate Share of Exploration Costs and Mine Costs in the manner provided in the Agreement.
2.2	The Operator will deliver, with each invoice rendered for Costs incurred a statement indicating:
(a)	all charges or credits to the Joint Account relating to Controllable Material ; and
(b)	all other charges and credits to the Joint Account summarised by appropriate classification indicative of the nature of the charges and credits.
2.3	The Operator will deliver with each invoice for an advance of Costs a statement indicating:
(a)	the estimated Exploration Costs or, in the case of Mine Costs the estimated cash disbursements, to be made during the next succeeding month;
(b)

the addition thereto or subtraction there from, as the case may be, made in respect of Exploration Costs or Mine Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice; and

(c)	the advances made by each Participant to date and the Exploration Costs or Mine Costs incurred to the end of the penultimate month preceding the month of the invoice.
3.	DIRECT CHARGES
3.1	The Operator will charge the Joint Account with the following items:

(a)	Contractor’s Charges: All costs directly relating to the Mining Operations incurred under contracts entered into by the Operator with third Parties.
(b)	Labour Charges:
(i)

The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the Employee;

(ii)	the Reasonable Expenses of the Employees; and
(iii)	Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect to their salaries and wages.
(c)	Office Maintenance:
(i)

The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Field Offices and the Supervision Offices. The basis for charging the Joint Account for such maintenance costs will be as follows:

A.	the expense of maintaining and operating Field Offices, less any revenue there from; and
B.	that portion of maintaining and operating the Supervision Offices which is equal to
I.	the anticipated total operating expenses of the Supervision Offices divided by

II.	the anticipated total staff man days for the Employees whether in connection with the Mining Operations or not;

multiplied by

III.	the actual total time spent on the Mining Operations by the Employee expressed in man days.
(ii)	Without limiting the generality, the anticipated total operating expenses of the Supervision Offices will include:

A.	the salaries and wages of the Operator’s Personnel which have been directly charged to the Supervision Offices;
B.	the Reasonable Expense of the Personnel; and
C.	Employee Benefits.
(iii)

The Operator will make an adjustment in respect of the Office Maintenance cost forthwith after the end of each Operating Year upon having determined the actual operating expenses and actual total staff man days referred to in clause 3.1(c)(i)(B) of this Appendix III.

(d)	Material: Material purchased or furnished by the Operator for use on the Property as provided under section 4 of this Appendix III.
(e)	Transportation Charges: The cost of transporting Employees and Material necessary for the Mining Operations.
(f)	Service Charges:
(i)

The cost of services and utilities procured from outside sources other than services covered by paragraph 3.1(h). The cost of consultant services will not be charged to the Joint Account unless the retaining of the consultant is approved in advance by the Management Committee; and

(ii)	Use and service of equipment and facilities furnished by the Operator as provided in subsection 4.4 of this Appendix III.
(g)

Damages and Losses to Joint Property: All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. If the damage or loss is estimated by the Operator to exceed $10,000, the Operator will furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses will be credited to the Joint Account.

(h)

Legal Expense: All costs of handling, investigating and settling litigation or recovering the Assets, including, without limiting generality, attorney’s fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims; provided, however, that, unless otherwise approved in advance by the Management Committee, no charge will be made for the services of the Operator’s legal staff or the fees and expenses of outside solicitors.

(i)	Taxes: All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining

Operations thereon, or the production there from, which have been paid by the Operator for the benefit of the Parties.

(j)	Insurance: Net premiums paid for
(i)	such policies of insurance on or in connection with Mining Operations as may be required to be carried by law; and
(ii)	such other policies of insurance as the Operator may carry for the protection of the Parties in accordance with the Agreement; and

the applicable deductibles in event of an insured loss.

(k)

Rentals: Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Mining Operations.

(l)	Permits: Permit costs, fees and other similar charges which are assessed by various governmental agencies.
(m)

Other Expenditures: Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this subsection 3.1 of this Appendix III as are incurred with the approval of the Management Committee for Mining Operations or as may be contemplated in the Agreement.

4.	PURCHASE OF MATERIAL
4.1	Subject to subsection 4.4 of this Appendix III the Operator will purchase all Materials and procure all services required in the Mining Operations.
4.2

Materials purchased and services procured by the Operator directly for the Mining Operations will be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

4.3	Any Participant may sell Material or services required in the Mining Operations to the Operator for such price and upon such terms and conditions as the Management Committee may approve.
4.4

Notwithstanding the foregoing provisions of this section 4, the Operator, after having obtained the prior approval of the Management Committee, will be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

5.	DISPOSAL OF MATERIAL
5.1

The Operator, with the approval of the Management Committee may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for the best price and upon the most favourable terms and conditions available.

5.2

Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.3

Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date, which Material may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its Proportionate Share of the net revenues received from the disposal of the Assets and Property. If the division to a Participant be in lieu, it will be for such price and on such terms and conditions as the Management Committee may approve.

5.4	The net revenues received from the sale of any Material to third Parties or to a Participant will be credited to the Joint Account.
6.	INVENTORIES
6.1	The Operator will maintain records of Material in reasonable detail and records of Controllable Material in detail.
6.2

The Operator will perform Counts from time to time at reasonable intervals, and in any event at the end of each calendar year. The independent external auditor of the Operator will be given reasonable notice of each Count, and will be given the opportunity to attend the Count.

6.3

Forthwith after performing a Count, the Operator will reconcile the inventory with the Joint Account. The Operator will not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.	ADJUSTMENTS
7.1

Payment of any invoice by a Participant will not prejudice the right of that Participant to protest the correctness of the statement supporting the payment; provided, however, that all invoices and statements presented to each Participant by the Operator during any calendar year will conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the calendar year to which the invoice or statement relates, unless within that 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.2	The Operator will not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the calendar year to which the invoice or statement relates.
7.3

Notwithstanding subsections 7.1 and 7.2 of this Appendix III, the Operator may make adjustments to an invoice or statement which arise out of a Count of Material or Assets within 60 days of the completion of the Count.

7.4

A Participant will be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period referred to in subsection 7.1 of this Appendix III has been prepared in accordance with this Agreement.

7.5

The time for giving the audit opinion contemplated in subsection 7.4 of this Appendix III will not extend the time for the taking of exception to and making claims on the Operator for adjustment as provided in subsection 7.1 of this Appendix I.

7.6

The cost of the auditor’s opinion referred to in subsection 7.4 of this Appendix III will be solely for the account of the Participant requesting the auditor’s opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost will be solely for the account of the Operator.

7.7

Upon not less than 10 business days’ notice to the Operator, and no more frequently than twice during the currency of each Operating Plan, a Participant will be entitled to inspect the Joint Account , at the location(s) where such records are normally kept. All costs incurred in carrying out such inspection will be borne by the Participant. All disagreements or discrepancies identified by the Participant will be referred to the independent external auditor for final resolution.